Filed pursuant to Rule 424(b)(3)

Registration No. 333-232679

PROSPECTUS SUPPLEMENT No. 1

(To Prospectus Dated July 25, 2019)

1,525,395 Shares

Roan Resources, Inc.

Class A Common Stock

This prospectus supplement No. 1 supplements the prospectus dated July 25, 2019 filed pursuant to the Securities Act of 1933 (the “Prospectus”) by Roan Resources, Inc. Pursuant to the Prospectus, this prospectus supplement relates to the offering of 1,525,395 shares of Class A common stock by the selling stockholders named in the Prospectus.

This prospectus supplement incorporates into the Prospectus the information contained in our attached:

•	Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission (the “SEC”) on August 7, 2019.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

Our Class A common stock is traded on the New York Stock Exchange under the symbol “ROAN.”

Investing in our Class  A common stock involves risks. Please see “Risk Factors” beginning on page 18 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 8, 2019.